EXHIBIT 10.01
October 12, 2005
David J. Pauldine
1820 Willow Oak Drive
Wexford, PA 15090
Dear Dave:
I am writing to you to acknowledge and accept your resignation from employment with EDMC effective October 14, 2005 (the “Separation Date”). You have stated your desire to pursue other interests and that you may seek a position as Executive Vice President with a competitor of EDMC previously identified to us (such competitor, with its subsidiary and affiliated companies are referred to collectively as the “Competitor”). As you know, you and EDMC are parties to an employment agreement, dated September 8, 1999, containing, among other provisions, restrictive covenants regarding confidentiality, noncompetition and nonsolicitation in the event you voluntarily resign without “Good Reason,” as defined in the employment agreement. You have inquired as to whether EDMC would agree to waive or otherwise release you from the noncompete covenant under the employment agreement in the event that following your resignation you take a position with the Competitor.
In light of your long service with and loyalty to EDMC, and with all proper corporate authorizations having been obtained, EDMC agrees to release you from the noncompete provisions of Section 8.3 of your employment agreement as follows:
i)	Your resignation is voluntary and without “Good Reason” in accordance with Section 5.3 of your employment agreement and EDMC shall timely provide you with all of the payments and benefits to which you are entitled under Section 7.2 of your employment agreement in the event of a resignation without “Good Reason,” including without limitation, a bonus of $61,229. You will also receive the increase in “Base Salary” provided for in Section 3.1 of your employment agreement, retroactive to July 1, 2005 through the Separation Date, based on a CPI of 3.5%. All payments hereunder or under the employment agreement are subject to all applicable tax withholdings. Your current health insurance coverage shall continue through and including the last day of the calendar month which includes the Separation Date;

ii)	Your employment with the Competitor will not be a violation of the provisions of Section 8.3 of your employment agreement, and this letter constitutes EDMC’s prior written consent to such employment and your participation in “Competitive Activities” as defined in your employment agreement, as long as you do not develop, advise or otherwise work on any academic programs listed on Appendix A for a period of one year following the Separation Date;

iii)	The other restrictive covenant provisions of Section 8 of your employment agreement, including the confidentiality and nonsolicitation provisions, remain in full force and effect as provided under that agreement in the event of your voluntary resignation without “Good Reason.” This includes the noncompete provisions except solely with respect to the Competitor as described herein. We understand that in order to comply with your ongoing obligations to EDMC, you may have to identify to the Competitor the academic programs listed on Appendix A and we consent to you doing so, provided that you do not reveal any “confidential information” (as described in your employment agreement) about such programs;

iv)	You hereby agree to the release of claims set forth in Appendix B to this letter;

v)	EDMC will provide you with a draft copy of any press release relating to your termination of employment and opportunity to comment on such press release;

vi)	Up to and including the Separation Date, you will be required to continue to comply with all of the applicable requirements of EDMC’s insider trading policy, and following the Separation Date, you shall not sell or buy any shares of EDMC stock in violation of federal or state securities law, and, except for purchases of shares upon the exercise of options granted to you by EDMC, you shall not buy or sell any shares of EDMC stock prior to the third business day following the public release of its first quarter earnings for the current fiscal year (such third business day is currently expected to be November 7, 2005);

vii)	The terms of this letter shall remain strictly confidential, except that EDMC shall be entitled to publicly disclose this letter and its contents if it deems such disclosure necessary or appropriate. You agree that prior to the date this letter is publicly disclosed by EDMC, you will not disclose or discuss this letter or its terms with anyone other than the Competitor or your spouse, attorney and professional financial advisor; and

viii)	You agree not to make any statement, oral or written, which directly or indirectly impugns the quality or integrity of EDMC’s or any of its subsidiaries’ business practices, programs, products, services, operations or policies, or to make any other disparaging or derogatory remarks about EDMC or any of its subsidiaries, their current or former officers, directors, managerial personnel, or other employees, or their customers to any other person or entity. EDMC agrees not to make any statement, oral or written, which directly or indirectly impugns your ability, performance or integrity, or to make any other disparaging or derogatory remarks about you to any other person or entity.
Appendix A and Appendix B hereto are incorporated by reference into this letter and are made a part hereof as if set fully herein. Except as modified by this letter, those provisions of your employment agreement which survive your termination of employment shall remain in full force and effect in accordance with their terms.
Dave, we will certainly miss you after you leave EDMC, but we understand that you have made this decision based on your personal, as well as professional, circumstances.

Sincerely, /s/ John R. McKernan, Jr. John R. McKernan, Jr. Chief Executive Officer Accepted and agreed to this 12th day of October, 2005. /s/ David J. Pauldine David J. Pauldine

APPENDIX A
ACADEMIC PROGRAMS
The academic programs covered by Mr. Pauldine’s continuing non-compete obligations are any academic programs of the type offered or under development as of the Separation Date by EDMC’s Art Institutes, including without limitation design, culinary arts, media arts and fashion programs, and any substantially similar programs.

APPENDIX B
RELEASE
I, David J. Pauldine, acknowledge that the benefits I am to receive from Education Management Corporation (“EDMC”) and all of its subsidiaries, shall be in full satisfaction of all claims (whether asserted or unasserted), if any, against or with respect to EDMC, its subsidiaries and other affiliates, and their respective stockholders, directors, officers, employees and agents, past and present. Except for the continuing obligations under my employment agreement (including the restrictive covenant obligations referred to in Section 8, as modified by the letter to which this Appendix B is attached), I do, for myself and my heirs, personal representatives, successors and assigns, hereby irrevocably release, promise, quitclaim and discharge EDMC, its subsidiaries and other affiliates, their respective stockholders, directors, officers, employees and agents, past and present, and EDMC’s predecessors, successors and attorneys, of and from any and all manner of actions, causes of action, claims, suits, debts, dues, sums of money, controversies, agreements, promises and demands whatsoever, both at law and in equity, which I now have or ever had or may in the future have, for, upon, or by reason of any matter, cause or thing whatsoever on or before October 14, 2005 (the “Separation Date”) for, on account of or arising out of any transactions or events that have occurred prior to the Separation Date. This release is for any relief no matter how called, including, but not limited to, wages, back pay, front pay, stock or other equity compensation, debt repayment, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, attorneys’ fees and expenses and claims to be reinstated to employment with EDMC. I represent that I have carefully read the foregoing release, that I have had the opportunity to have an attorney explain to me the terms of the foregoing release, that I accept full responsibility and consequences of my action or nonaction in this regard, that I know and understand the content of this release, that I execute this release knowingly and voluntarily as my own free act and deed, that the terms of this release are totally satisfactory and thoroughly understood by me, and that this release was freely negotiated and entered into without fraud, duress or coercion.